Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2009, with respect to the consolidated financial statements (which include an explanatory paragraph discussing the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), schedule, and internal control over financial reporting included in the Annual Report of Hickory Tech Corporation on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of HickoryTech Corporation on Form S-3 (File No. 333-78051) and on Forms S-8 (File No. 333-69827, No. 333-107932, No. 333-127394, No. 033-65142, No.033-62718, and No. 033-49704).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 4, 2009